Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces First Quarter 2026 Results
Highlights

•First quarter 2026 net loss of ($83.0) million, or ($0.73) per diluted share
•Quarterly adjusted EBITDA of $86.2 million

Clayton, MO, May 7, 2026 – Olin Corporation (NYSE: OLN) announced financial results for the first quarter ended March 31, 2026. First quarter 2026 reported net loss was ($83.0) million, or ($0.73) per diluted share, which compares to first quarter 2025 reported net income of $1.4 million, or $0.01 per diluted share. First quarter 2026 adjusted EBITDA of $86.2 million excludes depreciation and amortization expense of $117.2 million, restructuring charges of $9.1 million and legacy litigation charges of $36.1 million. First quarter 2025 adjusted EBITDA was $185.6 million. Sales in the first quarter 2026 were $1,583.0 million, compared to $1,644.2 million in the first quarter 2025.
Ken Lane, President and Chief Executive Officer, said, “During the first quarter, the Olin team delivered sequential improvement in adjusted EBITDA. Our Chlor Alkali Products and Vinyls business benefited from favorable operating cost performance driven by our Beyond250 structural cost actions and lower than expected planned maintenance turnaround expenses. Our Epoxy business returned to positive adjusted EBITDA underpinned by growth in its European business, supported by structurally improved costs at our Stade, Germany facility. Winchester’s sequential improvement was driven by actions taken late last year to accelerate channel inventory destocking, as well as improving demand and pricing measures implemented to offset commodity metals and raw materials cost inflation.
“Late in the first quarter, the Iran conflict began to impact trade flows and to increase raw material and feedstock costs. As global supply shortages persist into the second quarter and potentially beyond, our advantaged North American asset base positions us to reliably serve our customers.

“Looking ahead, our Chemicals businesses are expected to deliver sequential earnings improvement driven by seasonally stronger demand and improved pricing, particularly for ethylene dichloride, caustic soda, and epoxy resins. In our Winchester business, improving commercial and military demand are expected to support sequential earnings growth. Overall, second quarter 2026 adjusted EBITDA is forecast to be in the range of $160 million to $200 million,” Lane concluded.
SEGMENT REPORTING
Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.
CHLOR ALKALI PRODUCTS AND VINYLS
Chlor Alkali Products and Vinyls sales for the first quarter 2026 were $756.9 million, compared to $924.5 million in the first quarter 2025. The decrease in sales was due to lower volumes, primarily resulting from lower trading volumes associated with Blue Water Alliance, and lower pricing. The Blue Water Alliance joint venture concluded operations at the end of 2025. First quarter 2026 segment loss was ($44.5) million, compared to segment earnings of $78.3 million in the first quarter 2025. The $122.8 million decrease in segment earnings was primarily due to lower pricing and volumes, higher raw material costs, primarily natural gas and electrical power costs, and higher planned maintenance turnaround expenses, partially offset by lower operating costs. Segment results included $36.1 million in legacy litigation costs. Chlor Alkali Products and Vinyls first quarter 2026 results included depreciation and amortization expense of $93.2 million compared to $107.2 million in the first quarter 2025.
EPOXY
Epoxy sales for the first quarter 2026 were $355.6 million, compared to $331.7 million in the first quarter 2025. First quarter 2026 segment loss was ($2.9) million, compared to segment loss of ($28.4) million in the first quarter 2025. The $25.5 million increase in segment results was primarily due to lower operating costs and higher volumes. Product margins were slightly lower year over year. Epoxy first quarter 2026 results included depreciation and amortization expense of $11.9 million compared to $12.8 million in the first quarter 2025.
WINCHESTER
Winchester sales for the first quarter 2026 were $470.5 million, compared to $388.0 million in the first quarter 2025. The increase in sales was primarily due to higher military project revenue and military sales, and higher commercial ammunition sales. First quarter 2026 segment earnings were $15.2 million, compared to $22.8 million in the first quarter 2025. The $7.6 million decrease in segment earnings was primarily due to higher raw material costs, primarily commodity metal costs, and higher operating costs, partially offset by higher commercial ammunition pricing and higher military project revenue. Winchester first quarter 2026 results included depreciation and amortization expense of $8.9 million compared to $9.5 million in the first quarter 2025.
CORPORATE AND OTHER COSTS
Other corporate and unallocated costs in the first quarter of 2026 increased $13.2 million compared to the first quarter 2025 primarily due to higher incentive costs, primarily mark-to-market on stock-based compensation, and an unfavorable impact from foreign currency.
LIQUIDITY AND DIVIDENDS
The cash balance on March 31, 2026, was $192.2 million. Olin ended the first quarter 2026 with net debt of approximately $2.8 billion and a net debt to adjusted EBITDA ratio of 5.1 times. On March 31, 2026, Olin had available liquidity of approximately $1.3 billion, including unrestricted access to the undrawn portion of its revolving credit facility. Working capital increased $56.8 million in the first quarter 2026 due to normal seasonality tempered by a disciplined cash management approach.
On April 29, 2026, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on June 12, 2026, to shareholders of record at the close of business on May 14, 2026. This will be the 398th consecutive quarterly dividend to be paid by the Company.
CONFERENCE CALL INFORMATION
Olin senior management will host a conference call to discuss first quarter 2026 financial results at 9:00 a.m. Eastern Time on Friday, May 8, 2026. Remarks will be followed by a question-and-answer session. Associated slides and the conference call webcast are accessible via Olin’s website, www.olin.com, under the first quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern Time. A final transcript of the call will be posted the next business day.
COMPANY DESCRIPTION
Olin Corporation is a leading vertically integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets, along with contracted U.S. military project revenue.

Visit www.olin.com for more information on Olin Corporation.
FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," "target," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2025, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:
Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•exposure to physical risks associated with climate-related events or increased severity and frequency of severe weather events;
•the failure or an interruption, including cyber-attacks, of our information technology systems;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our debt agreements;
•our indebtedness and debt service obligations;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization and ability to manage executive officer and other key senior management transitions;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized, causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; and
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts.
All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2026-06

Olin Corporation
Consolidated Statements of Operations (a)
	Three Months Ended March 31,
($ in millions, except per share amounts)	2026	2025
Sales	$1,583.0	$1,644.2
Operating Expenses:
Cost of Goods Sold	1,507.2	1,495.5
Selling and Administrative	145.0	101.0
Restructuring Charges	9.1	4.0
Operating (Loss) Income	(78.3)	43.7
Losses of Non-consolidated Affiliates	(1.4)	—
Interest Expense	(43.2)	(48.5)
Interest Income	1.1	1.2
Non-operating Pension Income	3.5	5.7
Income (Loss) before Taxes	(118.3)	2.1
Income Tax (Benefit) Provision	(35.3)	0.9
Net (Loss) Income	(83.0)	1.2
Net Loss Attributable to Noncontrolling Interests	—	(0.2)
Net (Loss) Income Attributable to Olin Corporation	$(83.0)	$1.4
Net (Loss) Income Attributable to Olin Corporation per Common Share:
Basic	$(0.73)	$0.01
Diluted	$(0.73)	$0.01
Dividends per Common Share	$0.20	$0.20
Average Common Shares Outstanding - Basic	113.8	115.3
Average Common Shares Outstanding - Diluted	113.8	116.6

(a) Unaudited.

Olin Corporation
Segment Information (a)
	Three Months Ended March 31,
($ in millions)	2026	2025
Sales:
Chlor Alkali Products and Vinyls	$756.9	$924.5
Epoxy	355.6	331.7
Winchester	470.5	388.0
Total Sales	$1,583.0	$1,644.2
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$(44.5)	$78.3
Epoxy	(2.9)	(28.4)
Winchester	15.2	22.8
Corporate/Other:
Environmental Expense	(5.2)	(5.0)
Other Corporate and Unallocated Costs	(33.2)	(20.0)
Restructuring Charges	(9.1)	(4.0)
Interest Expense	(43.2)	(48.5)
Interest Income	1.1	1.2
Non-operating Pension Income	3.5	5.7
Income (Loss) before Taxes	$(118.3)	$2.1

(a) Unaudited.

Olin Corporation
Consolidated Balance Sheets (a)
	March 31,	December 31,	March 31,
($ in millions, except per share data)	2026	2025	2025
Assets:
Cash and Cash Equivalents	$192.2	$167.6	$174.0
Accounts Receivable, Net	915.4	844.5	1,107.3
Income Taxes Receivable	58.7	66.6	15.8
Inventories, Net	827.2	784.5	875.2
Other Current Assets	103.2	107.9	79.0
Total Current Assets	2,096.7	1,971.1	2,251.3
Property, Plant and Equipment (Less Accumulated Depreciation of $5,565.6, $5,508.7 and $5,291.8)	2,129.3	2,196.9	2,266.5
Operating Lease Assets, Net	301.7	298.6	289.0
Deferred Income Taxes	45.4	47.2	54.5
Other Assets	1,188.2	1,210.0	1,171.6
Intangibles, Net	164.8	174.4	198.6
Goodwill	1,427.7	1,427.6	1,423.5
Total Assets	$7,353.8	$7,325.8	$7,655.0
Liabilities and Shareholders' Equity:
Current Installments of Long-term Debt	$—	$109.7	$19.2
Accounts Payable	911.4	806.1	812.0
Income Taxes Payable	13.1	23.9	116.9
Current Operating Lease Liabilities	60.5	59.7	62.5
Accrued Liabilities	558.7	630.1	428.4
Total Current Liabilities	1,543.7	1,629.5	1,439.0
Long-term Debt	2,996.1	2,717.6	3,016.6
Operating Lease Liabilities	254.3	252.5	231.9
Accrued Pension Liability	198.3	200.9	207.6
Deferred Income Taxes	280.7	317.6	417.9
Other Liabilities	346.0	337.1	303.9
Total Liabilities	5,619.1	5,455.2	5,616.9
Commitments and Contingencies
Shareholders' Equity:
Common Stock, $1.00 Par Value Per Share; Authorized 240.0 Shares; Issued and Outstanding 113.9, 113.6 and 115.1 Shares	113.9	113.6	115.1
Additional Paid-in Capital	4.8	—	—
Accumulated Other Comprehensive Loss	(418.4)	(414.5)	(430.6)
Retained Earnings	2,034.0	2,139.8	2,321.5
Olin Corporation's Shareholders' Equity	1,734.3	1,838.9	2,006.0
Noncontrolling Interests	0.4	31.7	32.1
Total Equity	1,734.7	1,870.6	2,038.1
Total Liabilities and Equity	$7,353.8	$7,325.8	$7,655.0

(a) Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows (a)
	Three Months Ended March 31,
($ in millions)	2026	2025
Operating Activities:
Net (Loss) Income	$(83.0)	$1.2
Depreciation and Amortization	117.2	132.2
Losses of Non-consolidated Affiliates	1.4	—
Stock-based Compensation	4.7	4.0
Deferred Income Taxes	(34.3)	(18.2)
Qualified Pension Plan Contributions	(0.3)	(0.1)
Qualified Pension Plan Income	(3.0)	(5.0)
Changes in Assets and Liabilities:
Receivables	(73.9)	(98.2)
Income Taxes Receivable/Payable	(2.8)	(34.0)
Inventories	(44.3)	(43.9)
Other Current Assets	1.5	4.2
Accounts Payable and Accrued Liabilities	62.7	(32.5)
Other Assets	1.5	4.6
Other Noncurrent Liabilities	6.6	1.1
Other Operating Activities	(2.6)	(1.4)
Net Operating Activities	(48.6)	(86.0)
Investing Activities:
Capital Expenditures	(43.7)	(61.4)
Investments in Non-consolidated Affiliates	(0.3)	—
Other Investing Activities	1.0	(1.0)
Net Investing Activities	(43.0)	(62.4)
Financing Activities:
Long-term Debt Borrowings, Net	170.3	199.9
Common Stock Repurchased and Retired	—	(20.2)
Stock Options Exercised	2.1	1.9
Dividends Paid	(22.8)	(23.0)
Distributions to Noncontrolling Interests	(31.3)	—
Debt Issuance Costs	(2.1)	(12.0)
Net Financing Activities	116.2	146.6
Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	0.2
Net Increase (Decrease) in Cash and Cash Equivalents	24.6	(1.6)
Cash and Cash Equivalents, Beginning of Year	167.6	175.6
Cash and Cash Equivalents, End of Period	$192.2	$174.0

(a) Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA (a)
Olin's definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring charges (income). Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.
	Three Months Ended March 31,
($ in millions)	2026	2025
Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (Loss) Income	$(83.0)	$1.2
Add Back:
Interest Expense	43.2	48.5
Interest Income	(1.1)	(1.2)
Income Tax (Benefit) Provision	(35.3)	0.9
Depreciation and Amortization	117.2	132.2
EBITDA	41.0	181.6
Add Back:
Restructuring Charges	9.1	4.0
Legacy Litigation Matters	36.1	—
Adjusted EBITDA	$86.2	$185.6

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA (a)
Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt, less cash and cash equivalents. Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.
	March 31,	December 31,	March 31,
($ in millions)	2026	2025	2025
Current Installments of Long-term Debt	$—	$109.7	$19.2
Long-term Debt	2,996.1	2,717.6	3,016.6
Total Debt	2,996.1	2,827.3	3,035.8
Less: Cash and Cash Equivalents	(192.2)	(167.6)	(174.0)
Net Debt	$2,803.9	$2,659.7	$2,861.8

Trailing Twelve Months Adjusted EBITDA (b)	$552.4	$651.8	$817.4

Net Debt to Adjusted EBITDA	5.1	4.1	3.5

(a)	Unaudited.
(b)	Trailing Twelve Months Adjusted EBITDA as of March 31, 2026 is calculated as the three months ended March 31, 2026 plus the year ended December 31, 2025 less the three months ended March 31, 2025. Trailing Twelve Months Adjusted EBITDA as of March 31, 2025 is calculated as the three months ended March 31, 2025 plus the year ended December 31, 2024 less the three months ended March 31, 2024.